Exhibit 99.12
LA JOLLA PHARMACEUTICAL COMPANY
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is made as of September 24, 2013, by and between La Jolla Pharmaceutical Company, a California corporation (the “Company”), and Chester S. Zygmont, III (“Recipient”).
RECITALS
WHEREAS, on September 24, 2013, the Board of Directors approved the terms of the award conveyed by this Agreement; and
WHEREAS, Recipient and the Company are now entering into this Agreement, pursuant to which the Shares will be issued outside of the Company’s 2013 Equity Incentive Plan (the “Plan”), but subject in all respects as if issued under the Plan, which will establish the terms and conditions of Recipient’s equity participation in the Company under this Agreement.
In consideration of the foregoing, the parties hereby agree as follows:
1.    Sale of Stock. Subject to the terms and conditions of this Agreement, on the Grant Date (as defined below) the Company will issue to Recipient 5,308,195 shares of the Company’s Common Stock (the “Grant Shares”). In accordance with Section 7(a) of this Agreement, the Grant Shares shall be issued subject to the terms and conditions of the Plan. For purposes of this Agreement, the term “Shares” refers to the Grant Shares and all securities received in replacement of the Grant Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Recipient is entitled by reason of Recipient’s ownership of the Shares (including the Grant Shares).
2.    Grant. The issuance of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and Recipient shall agree (the “Grant Date”). As promptly as practicable after the Grant Date, the Company will instruct the Company’s transfer agent to issue, pursuant to Section 4 of this Agreement, the Shares to be acquired by Recipient (which shall be issued in book entry form in Recipient’s name).
3.    Limitations on Transfer. Recipient shall not assign, encumber or dispose of any interest in the Shares except: (a) to the extent such portion of the Shares has vested pursuant to Section 6 below; and (b) in compliance with applicable securities laws. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.
4.    Transfer Restrictions.
(a) Stop-Transfer Notices. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
5.    No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Recipient’s employment or consulting relationship, for any reason, with or without Cause.

6.    Vesting. The Shares will vest in accordance with the following schedule: (a) 1/4th of the total number of Shares shall vest on January 1, 2014; and (c) 1/48th of the remaining Shares shall vest on January 1, 2014 and on the same day of each month thereafter for 35 months; provided, that in the event of an Involuntary Termination (as defined herein) or a Change of Control (as defined herein) the Shares shall fully vest and become exercisable. Immediately upon the cessation of the Recipient’s Employment (as defined in the Plan), the unvested portion of the Shares shall be immediately cancelled and returned to the Company as set forth in Section 6(a)(4)(A) of the Plan.
For the purposes of this Agreement, an “Involuntary Termination” shall include any termination by the Company other than for Cause (as defined herein) and Recipient’s voluntary termination within sixty days after the expiration of the Cure Period (defined below) relating to the occurrence of any of the following events without Recipient’s written consent: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with Recipient’s position with the Company and Recipient’s prior duties, responsibilities and requirements or a material negative change in Recipient’s reporting relationship; (ii) a material reduction of Recipient’s base compensation (other than in connection with a general decrease in base salaries for most officers of the Company or successor corporation); or (iii) Recipient’s refusal to relocate his or her principal place of employment to a facility or location more than fifty miles from the Company’s current location, provided that Recipient will not resign due to such change, reduction or relocation without first providing the Company with written notice of the event or events constituting the grounds for his voluntary resignation within thirty days of the initial existence of such grounds and a reasonable cure period of not less than thirty days following the date of such notice (the “Cure Period”).
For the purposes of this Agreement, “Cause” means any of the following: (i) Recipient’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or affiliate documents or records; (ii) Recipient’s material failure to abide by a Company’s or affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Recipient’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an affiliate (including, without limitation, Recipient’s improper use or disclosure of confidential or proprietary information); (iv) any intentional act by Recipient which has a material detrimental effect on the Company or an affiliate’s reputation or business; (v)  Recipient’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate (including, without limitation, habitual absence from work for reasons other than illness), and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Recipient of any employment or service agreement between Recipient and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Recipient’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Recipient’s ability to perform his or her duties with the Company or an affiliate.
For the purposes of this Agreement, a “Change of Control” shall be deemed to occur if the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is transferred; provided that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation. Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the payment under an award granted hereunder that is subject to the requirements of Section 409A of the Code, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition, and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.
7.    Miscellaneous.
(a) Plan Terms. This Agreement is subject in all respects to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern. Recipient acknowledges that, prior to execution of this Agreement, he has been provided with a copy of the Plan.

(b) Entire Agreement; Amendments and Waivers. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

      The parties have executed this Agreement as of the date first set forth above.

COMPANY:

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ George F. Tidmarsh

Name: George F. Tidmarsh, M.D., Ph.D.
Title: President and Chief Executive Officer

     RECIPIENT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON RECIPIENT ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH RECIPIENT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE RECIPIENT’S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

RECIPIENT:

Chester S. Zygmont, III
/s/ Chester S. Zygmont, III

(Signature)

Address:

     I,                                                             , spouse of Chester Zygmont, have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to acquire the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or similar interest that I may have in the Shares shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Chester Zygmont